Exhibit 99.1
Coleman Cable Releases Net Sales and Earnings Guidance for Their First Quarter Ending March 31, 2007
WAUKEGAN, Ill., March 22, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — Coleman Cable, Inc. (Nasdaq: CCIX) (“Coleman Cable”) today announced that, based upon its current estimates, trends and market indicators, it expects net sales for the first quarter 2007 to be between $105 million and $110 million, operating income for the first quarter of 2007 is expected to be between $8.0 million and $9.0 million and net income for the first quarter of 2007 is expected to be between $3.0 million and $4.0 million, resulting in EBITDA for the quarter of between $9.0 million and $10.0 million. These are management estimates and will vary from actual results, which are not expected to be released until early May.
For information on our computation of EBITDA, see “Selected Consolidated Financial Data” in our annual Form 10-K, for the fiscal year ended December 31, 2006. Coleman Cable’s Form 10-K is available using the U.S. Securities and Exchange Commission’s web site http://www.sec.gov. Investors may also find Coleman Cable’s Form 10-K, on the Company’s web site http://www.colemancable.com under “Investors — Financial Information — SEC Filings”.
Forward-Looking Statements
Statements in this news release other than historical facts are “forward-looking statements.” These forward-looking statements are based on forecasts and projections about the industries served by Coleman Cable and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risks and uncertainties. Coleman Cable’s actual results may differ materially from these expectations. Some of the factors that could cause actual results to differ from expectations include general economic and market conditions and other factors beyond Coleman Cable’s control. Please see the Risk Factors in Coleman Cable’s Annual Report on Form 10-K filed March 20, 2007, for additional information about factors that could cause the company’s results to differ from expectations.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Coleman Cable disclaims any duty to update any forward-looking statements as a result of new information, future developments or otherwise.
Coleman Cable is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable is the preferred choice of cable and wire users throughout the world. Coleman Cable is located at 1530 Shields Drive, Waukegan, IL 60085.
CCIX-G
SOURCE Coleman Cable, Inc.
Richard Burger, Executive Vice President and Chief Financial Officer, +1-847-672-2300
http://www.colemancable.com/
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